Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Benitec Biopharma Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)(2)	1,095,714	$3.19	$3,495,327.66	0.00014760	$515.91

Total Offering Amounts							$515.91

Total Fee Offsets							—

Net Fee Due							$515.91

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement shall also cover any additional shares of the Company’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Company’s common stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $3.19 per share, the average of the high and low prices of the Company’s common stock as reported on The Nasdaq Capital Market on December 19, 2023, a date that is within five business days prior to the date on which this Registration Statement is being filed.